Exhibit (d)(26)(b)

AMENDMENT NO. 1 TO

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 22nd day of June 2016 (the “Amendment”) is made to the Subadvisory Agreement (the “Agreement”) made the 1st day of January, 2013, by and among Scout Investments, Inc., a Missouri Corporation (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.          The last two sentences in Section 2, titled Subadviser Duties, are hereby deleted and replaced with the following:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. To the extent permitted by the written investment policies of a Fund, as reflected in the Fund’s then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement (as defined in Section 2(a)(5) below), the Subadviser is authorized, on behalf of the Fund, to enter into derivatives agreements (e.g., futures account agreements, MSFTA master agreements, ISDA master agreements and related documents) and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures (as defined in Section 2(a)(3) below). The Subadviser is also authorized, on behalf of a Fund, to (i) enter into brokerage agreements and other agreements and execute any documents necessary to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.”

2.           The following is added as subsection 2(a)(8):

“; and (8) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser).”

3.          Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” from the beginning of the 3rd line and replacing it with the following:

“Section 1297 of the Code”

4.          The following is added to the end of subsection 2(e):

“Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for losses incurred by the Trust in accordance with the Subadviser’s trade policies and procedures unless such loss was a result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

5.          Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i.  promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not reasonably appear to reflect corporate actions, news, or other significant events that occurred prior to that day’s close of regular trading on the New York Stock Exchange (normally 4:00 p.m. eastern time); where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii.  verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.”

6.          The following is added to subsection 2(g) to the first and second sentence after “the Advisers Act”:

“, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA)”

7.          The first sentence in subsection 2(m) is hereby modified to add the following after “as expressly authorized in this Agreement…”:

“, disclosures to an affiliate subject to comparable confidentiality obligations,”

8.          The following is added to the end of subsection 2(v):

“, in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio. The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

9.          The following is added as new subsection 2(z):

“will (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

10.        The following is added as new subsection 2(aa):

“will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Subadviser agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

11.        The following is added as new subsection 2(bb):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as the results of any recent testing.”

12.        The following is added as new subsection 2(cc):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Subadviser agrees it will use reasonable efforts obtain a validForm W-9 and make such form available as needed. For foreign brokers, the Subadviser agrees it will use reasonable efforts to obtain a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required, and make such form available as needed.”

13.        In Section 4, titled Expenses, the following is added to the end of the second sentence:

“; provided, however that Investment Adviser shall provide written support for such cost at Subadviser’s request for any event exceeding Ten Thousand Dollars ($10,000).”

14.        In Section 9, titled Books and Records, the following is added to the first sentence after “rules thereunder,” and before “the Subadviser hereby agrees…”:

“CFTC Regulations 4.23 and 4.33 and NFA Rule 2-10,”

15.        The following is added to the end of Section 17, titled Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

16.        In Section 18, titled Notices, subsections B and C is hereby deleted and replaced with the following:

“B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, Vice President and Fund Advisor
General Counsel
Telephone number: 949-219-6767
Email: ContractNotifications@PacificLife.com

C.	if to the Trust, to:

Pacific Funds Series Trust
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, Vice President and General Counsel
Telephone number: 949-219-6767
Email: ContractNotifications@PacificLife.com”

17.        In Section 19(a), titled Miscellaneous, all references to “California” are hereby replaced with “Delaware”.

18.        The following is added as new Section 21, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any

Portfolio for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Carleton J. Muench	By: /s/ Laurene E. MacElwee
	Name: Carleton J. Muench	Name: Laurene E. MacElwee
	Title: VP & Investment Oversight	Title: VP & Assistant Secretary

SCOUT INVESTMENTS, INC.

By:	/s/ Andrew J. Iseman
Name: Andre J. Iseman
Title: Chief Executive Officer

PACIFIC FUNDS SERIES TRUST

By:	/s/ Carleton J. Muench	By: /s/ Laurene E. MacElwee
	Name: Carleton J. Muench	Name: Laurene E. MacElwee
	Title: Vice President	Title: VP & Assistant Secretary